UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                           RADISYS CORPORATION (RSYS)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    750459109
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 10, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         563,835 Common shares (2.6%)
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               0
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 563,835
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 563,835; for all reporting persons as a group, 3,308,908 shares (15.0%)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Bahamas
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         669,657 common shares (3.0%)
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               0
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 669,657
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 669,657 shares; for all reporting persons as a group, 3,308,908 shares (15.0%)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         2,022,521 common shares (9.2%)
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               0
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 2,022,521
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 2,022,521 shares;
       for all reporting persons as a group, 3,308,908 shares (15.0%)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (c)  |X|
                                                                        (d)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         52,895 common shares (0.2%)
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               0
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 52,895
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 52,895 shares; for all reporting persons as a group, 3,308,908 shares (15.0%)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         0
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               3,308,908 shares (15.0%)
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 0
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         3,308,908 shares
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 3,308,908; for all reporting persons as a group, 3,308,908 shares (15.0 %)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

       WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Bahamas
--------------------------------------------------------------------------------
                  7      SOLE VOTING POWER

                         0
  NUMBER OF      ---------------------------------------------------------------
   SHARES         8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               669,657 common shares (3.0%)
    EACH         ---------------------------------------------------------------
  REPORTING       9      SOLE DISPOSITIVE POWER
   PERSON
    WITH                 0
                 ---------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                         669,657 common shares
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       For the reporting person listed on this page, 669,657 shares; for all reporting persons as a group, 3,308,908 shares (15.0%)
--------------------------------------------------------------------------------
  12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
       |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.0%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

      This Amendment No. 6 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 5.  Interest in Securities of the Issuer.

      (a, b) The Reporting Persons, in the aggregate, beneficially own 3,308,908 common shares, constituting approximately 15.0% of the outstanding shares.

      (c) Since the prior amendment to the Schedule 13D the following purchases of Shares were made by D(3) Family Funds in open market transactions:


Fund                                    Transaction Date   Shares Bought   Price
----                                    ----------------   -------------   -----
D3 Family Fund                                  8/3/2007          18,000   11.54
D3 Family Bulldog Fund                          8/3/2007          63,240   11.54
D3 Family Canadian Fund                         8/3/2007           1,600   11.54
D3 Family Fund                                  8/6/2007          15,945   11.03
D3 Family Bulldog Fund                          8/6/2007          62,400   11.03
D3 Family Canadian Fund                         8/6/2007           2,450   11.03
D3 Family Fund                                  8/7/2007           6,000   10.94
D3 Family Bulldog Fund                          8/7/2007          23,300   10.94
D3 Family Canadian Fund                         8/7/2007             700   10.94
D3 Family Fund                                 8/10/2007          25,100   11.53
D3 Family Bulldog Fund                         8/10/2007          91,800   11.53
D3 Family Canadian Fund                        8/10/2007           3,100   11.53
D3 Family Fund                                 8/13/2007          11,050   10.86
D3 Family Bulldog Fund                         8/13/2007          39,650   10.86
D3 Family Canadian Fund                        8/13/2007           1,047   10.86

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                      D3 Family Fund, L.P., D3 Family Bulldog
                                      Fund, L.P., and D3 Family Canadian Fund,
                                      L.P.

                                      By: Nierenberg Investment Management
                                          Company, Inc.

                                      Its: General Partner

August 14, 2007                        By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                       David Nierenberg, President


                                      DIII Offshore Fund, L.P.

                                      By: Nierenberg Investment Management
                                           Offshore, Inc.

                                      Its: General Partner

August 14, 2007                        By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                       David Nierenberg, President


                                      Nierenberg Investment Management
                                          Company, Inc.


August 14, 2007                        By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                       David Nierenberg, President


                                      Nierenberg Investment Management
                                          Offshore, Inc.

August 14, 2007                        By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                       David Nierenberg, President